Exhibit 5.1
[Valero Energy Corporation Letterhead]
June 3, 2011
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Ladies and Gentlemen:
     I am Senior Vice President—Corporate Law and Secretary of Valero Energy Corporation, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act of 20,800,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) issuable in connection with the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (the “Plan”).
     In furnishing this opinion, I or members of my staff have examined the Registration Statement, the Plan and originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. For purposes of this opinion, I have assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares.
     Based upon and subject to the foregoing, I am of the opinion that, in the case of the Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and authorized committee thereof (the “Board”) as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.
     This opinion is limited to the original issuances of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.
     I am a member of the Bar of the State of Texas and my opinion is limited to the federal statutory laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Jay D. Browning
Jay D. Browning